Exhibit 10.9

HARPOON, INC.

THIRD AMENDED AND RESTATED CONSULTING AGREEMENT

THIS THIRD AMENDED AND RESTATED CONSULTING AGREEMENT dated as of February 1, 2017 amends and restates the Second Amended and Restated Consulting Agreement dated February 1, 2016, as amended by the letter agreement dated November 1, 2016 and the letter agreement dated January 1, 2017, entered into by Harpoon, Inc., a Delaware corporation (the “Company”), and Patrick Baeuerle (the “Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services.

1.1 During the Consultation Period (as defined herein), the Consultant agrees to perform, as a Senior Advisor to Company, such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (the “Services”). Consultant agrees that the Company may, at its discretion, publicize the fact that Consultant is providing Services to the Company by featuring his biography on the Company’s website (if any) and in marketing material relating to the Company and/or its affiliates. During the time Consultant is providing Services, he and the Company shall refer to his position as “Senior Advisor”.

1.2 The Company acknowledges that the Consultant is concurrently providing consulting services for MPM Asset Management LLC (“MPM”), MPM Oncology Impact Management LP (“OIM”) and other portfolio companies affiliated with MPM and OIM (including, without limitation, TCR2, Inc. and Maverick Therapeutics, Inc.), separate and apart from his Services to the Company. It is understood and agreed that Consultant’s Services under this Agreement will be consistent with Consultant’s obligations to MPM, OIM and such other MPM and OIM--affiliated portfolio companies; provided, however, that Consultant shall use his reasonable best efforts and all due diligence in performing the Services.

2. Compensation.

2.1 Consulting Fees. The consideration described below in this Section 2.1 constitutes the full consideration for the consulting services to be provided by the Consultant to the Company. Consultant’s compensation from Company shall be reviewed on an annual basis.

(a) The Company shall pay to the Consultant consulting fees of US$8,333 per month, which shall be payable monthly on the last day of each month in Euros using the conversion rate of USD to Euros at the time of such payment. Consultant shall not be eligible for an annual bonus paid by Company. Consultant will be eligible for up to 50% (up to US$32,500) of Company’s remaining fund raising bonus pool (US$65,000) if a successful Series B raise for the Company is completed, in the Board’s sole discretion. Key success factors for determination of a successful Series B raise include size (at least US$35M), timing (close before April 15, 2017), and price (at least $1.20/sh), among other factors as determined by the Board.

2.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of US$1,000 per month without the prior written approval of the Company.

2.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

3. Term and Termination.

3.1 This Agreement shall commence upon the date hereof (the “Effective Date”) and shall continue until the first anniversary of the Effective Date, after which it shall automatically extend for additional one-year periods (such period, as it may be extended, being referred to as the “Consultation Period”), and unless sooner terminated by either Party in accordance with the provisions of Section 3.2.

3.2 Without limiting any rights which either party to this Agreement may have by reason of any default by the other party (which shall include the right to terminate this Agreement for Cause (as defined herein) as well as any other remedies that may be available at law or in equity), each party reserves the right to terminate this Agreement at its convenience by written notice given to the other party. Such termination shall be effective upon the date not earlier than 30 days following the date of such notice as shall be specified in said notice.

3.3 Sections 3 through 15 hereof shall survive termination or expiration of this Agreement, unless otherwise explicitly provided herein. In addition, termination of this Agreement shall not affect the Company’s obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under Section 2.2, above.

4. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

5. Non-Competition. During the Consultation Period, the Consultant shall not, either or alone or in association with others, directly or indirectly provide services for other commercial entities that are not affiliated with MPM.

6. Inventions and Proprietary Information.

6.1 Inventions. Except for Maverick Inventions and Maverick Joint Patents (each, as defined in Exhibit A), all inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period if related to the business of the Company (collectively, “Inventions”), shall be the sole property of the Company. Without limiting the generality of the foregoing, it is understood and agreed that “Inventions” shall include any of the foregoing inventions, discoveries, computer programs, data, technology, designs, innovations and improvements that arise from the Consultant’s performance of services for the Company or from the use of the Company’s Proprietary Information, but in any event shall not include any Maverick Inventions or Maverick Joint Patents. The Consultant hereby assigns and agrees to assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

6.2 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company (except for any such items within the scope of Maverick Inventions and Maverick Joint Patents).

(e) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

6.4 Segregation. Consultant agrees to use his best efforts: (A) to segregate the Services performed under this Agreement from Consultant’s work done for any third party so as to minimize any questions of disclosure of: or rights under, any inventions; (B) to notify the Chief Executive Officer or the Board of Directors of Company in writing if at any time Consultant believes that such questions may result from his performance under this Agreement; and (C) to assist Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of Company, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to any work product of such Services.

6.5 No License. Nothing in this Agreement is intended to grant any rights to Consultant under any patent or copyright of Company, nor shall this Agreement grant Consultant any rights in or to Proprietary Information except as expressly set forth in this Agreement.

7. Defense and Indemnification. The Company agrees, at its sole expense, to defend Consultant against, and to indemnify and hold Consultant harmless from, any liability, claim, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against Consultant, either arising from this Agreement, the Consultant’s performance of services for the Company under this Agreement, or any Company products or services which result from the Consultant’s performance of services under this Agreement.

8. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Consultant is free to determine the time and place of the Services to be provided under this Agreement. Consultant warrants to perform his obligations under this Agreement with the usual standard of diligence but does not guarantee the achievement of any specific commercial objectives. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11. Entire Agreement. This Agreement and the Stock Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

14. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

15. Miscellaneous.

15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

HARPOON, INC.

By:	/s/ Gerald McMahon
Gerald McMahon, PhD

Title: CEO & President

CONSULTANT

By:	/s/ Patrick Baeuerle
Patrick Baeuerle, PhD

Harpoon, Inc.

4th Amended and Restated Consulting Agreement

This FOURTH AMENDED AND RESTATED CONSULTING AGREEMENT, dated as of March 5. 2018 amends and restates the Third Amended and Restated Consulting Agreement dated February 01, 2017, as amended by the Second Amended and Restated Consulting Agreement dated Feb 01, 2016 as amended by the letter agreement dated November 01, 2016 and the letter agreement dated January 01, 2017 entered into by Harpoon Inc., a Delaware corporation (the “Company’’) and Patrick Baeuerle (the “Consultant”)

1) Amendment of The 3rd Amended and Restated Consulting Agreement

Section 2.1(a) of the 3rd Amended and Restated Consulting Agreement is hereby amended in its entirety to read as follows: Company will make a payment of Euro 21,260 on March 30, 2018 such that Consultant will have received a total of 125,000 Euro in consulting fees for the period January 01 2017 through March 30. 2018. Beginning April 30, 2018 and monthly until the Consultation Period is terminated, Company shall pay the Consultant consulting fees of Euro 8,333 per month, which shall be payable on the last day of the month. Consultant will not be eligible for an annual bonus. Company and Consultant acknowledge that Consultant was paid the EURO equivalent of USD 32,500 in December 2017 for his participation in the Company’s Series B fund raising effort.

2) Miscellaneous.

Except as expressly amended herein. the ATA shall remain in full force and effect.

This Amendment shall be governed by, and construed in accordance with, the substantive law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. Counterpart signature pages delivered via facsimile or e-mail in PDF or similar electronic format shall be deemed binding as originals.

CONSULTANT		HARPOON THERAPEUTICS, INC.

By:	/s/ Patrick Baeuerle	By:	/s/ William E. Picht
Name:	March 2, 2018	Name:	William E. Picht
		Title:	CFO